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                                  EXHIBIT 10.4



                        AMENDMENT TO EMPLOYMENT AGREEMENT
                        ---------------------------------

         This Amendment to Employment Agreement (the "Amendment"), dated as of the 31st day of December, 2008, is made by and between Ivivi Technologies, Inc. (the "Employer") and Alan Gallantar (the "Employee").

                                WITNESSETH THAT:

         WHEREAS, the Employer and the Employee are parties to an Employment Agreement, dated as of July 13, 2006 (the "Agreement");

         WHEREAS, the Employer and the Employee desire to amend the Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

         NOW THEREFORE, for and in consideration of the foregoing, the Employer and the Employee hereby agree as follows:


1. Section 4.01(E) of the Agreement is hereby amended and restated to read, in its entirety, as follows:

         TERMINATION BY EMPLOYEE. Employee may terminate this Agreement and Employee's employment hereunder with or without Good Reason (as defined below) by giving thirty (30) days prior written notice of termination to Employer; provided, however, that Employer reserves the right to accept Employee's notice of termination and instruct him not to report to work, but for all other purposes Employee shall be deemed to remain an employee until the 30-day notice period provided in such 30-day notice expires. For purposes of this Agreement, "GOOD REASON" shall mean:

                  (i) the material failure of Employer or its successor to pay any material amounts due to Employee hereunder, or any other material breach of this Agreement by Employer; or

                  (ii) an action by Employer or its successor that results in a material diminution in Employee's authority, duties or responsibilities hereunder; or

                  (iii) a material change to the geographic location at which Employee must perform his duties hereunder.

         Notwithstanding the foregoing, placing Employee on a paid leave for up to 90 days, pending a determination of whether there is a basis to terminate Employee for "Cause," shall not constitute "Good Reason" hereunder. Employee shall be deemed to have consented to any act or event that would otherwise give rise to "Good Reason," unless Employee provides written notice of termination for Good Reason to Employer within ninety (90) days following the action or event first constituting Good Reason. Notwithstanding the foregoing (i) Employer shall have 30 days from the receipt of such notice to cure any of the actions or events described in such notice, and Good Reason shall not exist if Employer cures such actions or events during such 30 day period and (ii) Good Reason shall not exist unless Employee terminates from employment within 2 years immediately following the action or event first giving rise to Good Reason.



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2. The second paragraph of Section 4.02(D)(ii) is hereby deleted and of no further force or effect.


3. A new Section 4.02(D)(iii) is hereby added to the Agreement to read, in its entirety, as follows:

         "Notwithstanding any other provision of this Agreement to the contrary, for purposes of this Agreement, "Release" means a general release agreement in a form determined by Employer, and substantially equivalent to the form previously used by Employer with respect to the termination of other recently terminated executives, and which release agreement shall be presented to Employee within 5 days following Employee's termination of employment and executed by Employee within 21 days following his receipt of such release agreement (or such longer period if and to the extent required under applicable law), and which release agreement shall include, among other things, a general release of claims in favor of Employer, and their respective related parties (but shall not require Employee to release any of Employee's then existing rights to indemnification from Employer or rights to receive payments under this Article IV). Notwithstanding any other provision of this Agreement to the contrary, if Employee becomes entitled to the Base Salary continuation payments as provided in Section 4.02(D)(i) or
         Section 4.02(D)(ii), the commencement of such payments shall occur on the next regular payroll date of Employer that occurs immediately following the effective date of the Release referred to above; PROVIDED, that (i) if the Employee's termination of employment occurred on or before November 15 of any calendar year, then such payments shall commence no later than the earlier of such next payroll date, and December 31 of the same calendar year and (ii) if the Employee's termination of employment occurred after November 15 of any calendar year, then such payments shall commence no earlier than the later of such next payroll date and January 1 of the following calendar year."


4. The last sentence of Section 6.04 is amended to read in its entirety, as follows:

          "Employer shall maintain Directors & Officers liability insurance coverage in the amount that is in effect as of the Commencement Date."


5. Section 6.05 of the Agreement is hereby amended and restated to read, in its entirety, as follows:

         "6.05    Sections 280G/4999 Golden Parachute Tax.

                  (A) If during or after the Employee's employment with Employer, Employee becomes subject to the excise tax imposed by Internal Revenue Code ("IRC") Section 4999 (the "Parachute Excise Tax"), the parties agree that if the aggregate of all "parachute payments" (as such term is used under IRC Section 280G) exceeds 300% of the "base amount" (as such term is used under IRC Section 280G), then, subject to Section 6.05(B), the parachute payment shall be reduced to 299.99% of such base amount.


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                  (B) Prior to reducing the parachute payment as provided in clause (A) above, Employee and Employer, and their tax respective consultants, shall confer with respect to the calculations and compare the taxable income to be received by Employee if all Federal, State and local taxes payable if such reduction were to occur, and not occur. If Employee's income, net of such taxes, would be more by at least $10,000 in the absence of such reduction, then the reduction provided in 6.02(A) shall not occur. In the event of a dispute between the calculation of Employee and the Company, the Employee's calculation shall control for the purpose of this Section 6.05(B).

                  (C) If the reduction provided in Section 6.05(A) is to occur, then Employer shall (i) reduce payments that are in the form of equity before reducing any payments in the form of cash, and (ii) subject to the provisions of clause (i), payments to be paid later, will be reduced first. Further, should the provisions of Section 280G be deemed by Employer's and Employee's tax consultants to permit Employee at the time of such reduction to determine which components of consideration be reduced first, then the Employer shall allow Employee to do so."


6.. Section 6.12 is hereby amended and restated to read, in its entirety, as follows:

         6.12     Section 409A.

                  (A) Full Compliance. It is the intent of the parties that all compensation and benefits payable or provided to the Executive (whether under this Agreement or otherwise) shall fully comply with the requirements of IRC Section 409A such that no amounts payable hereunder shall be subject to "additional tax" within the meaning of IRC Section 409A. Employer agrees that it will not, without Employee's prior written consent, take any action, or refrain from taking any action, that would result in the imposition of "additional tax", interest and/or penalties upon Employee under IRC Section 409A.

                  (B) Separate Payments. Notwithstanding anything contained in this Agreement to the contrary, each and every payment made under this Agreement shall be treated as a separate payment and not as a series of payments.

                  (C) Specified Employee. Notwithstanding anything contained in this Agreement to the contrary (subject however to the provisions of the last sentence of Section 6.12(A) or of 6.12(B), if Employee is a "specified employee" (determined in accordance with IRC Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of the termination of Employee's employment with Employer, and if any payment, benefit or entitlement provided for in this Agreement or otherwise both (i) constitutes a "deferral of compensation" within the meaning of IRC
         Section 409A ("Nonqualified Deferred Compensation") and (ii) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting Employee to additional tax, interest and/or penalties under IRC Section 409A, then any such payment, benefit or entitlement that is payable during the first 6 months following the date of termination shall be paid or provided to Employee in a lump sum cash payment to be made on the earlier of (x) Employee's death or (y) the first business day of the seventh calendar month immediately following the month in which the date of termination occurs. Employer agrees that it will not, without Employee's prior written consent, take any action, or refrain from taking any action, that would result in the imposition of "additional tax", interest and/or penalties upon Employee under IRC Section 409A.

                  (D) Expense Reimbursements. Notwithstanding anything contained in this Agreement to the contrary, except to the extent any reimbursement, payment or entitlement under this Agreement does not qualify as Nonqualified Deferred Compensation, (i) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (as defined in IRC Section 409A) to Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to Employee in any other calendar year, (ii) the reimbursements for expenses for which Employee is entitled shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.


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                  (E) Reimbursement of Expenses in Connection with a Separation from Service. Notwithstanding anything contained in this Agreement to the contrary, any payment or benefit paid or provided under Section
         4.02 above or otherwise paid or provided due to a "separation from service" (as such term is described and used in IRC Section 409A and the Treasury Regulations promulgated thereunder) that is exempt from IRC Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v) shall be paid or provided to Employee only to the extent the expenses are not incurred or the benefits are not provided beyond the last day of the second taxable year of Employee following the taxable year of Employee in which the separation from service occurs; PROVIDED, HOWEVER that Employer reimburses such expenses no later than the last day of the third taxable year following the taxable year of Employee in which the separation from service occurs.

                  (G) Dispute Resolution Payments. Any dispute resolution payment (including related reimbursable expenses, fees and other costs) that does not qualify as a "legal settlement" in accordance with Treasury Regulation 1.409A-1(b)(11) (as determined by Employer in its sole discretion) shall be paid by Employer to Employee not later than the last day of Employee's taxable year following the year in which the dispute is resolved.


7. This Amendment may be executed in counterparts, each of which shall constitute an original, but both of which together shall constitute one and same instrument. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Jersey, without giving effect to its principles of conflicts of laws. Except as specifically amended hereby, the Agreement, remains otherwise unmodified and in full force an effect, and are hereby ratified by Employer and Employee.



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         IN WITNESS WHEREOF, the parties have signed this Amendment to
Employment Agreement as of the day and year set forth above.






                                      IVIVI TECHNOLOGIES, INC.



                                      By: /s/Steven Gluckstern, CEO



                                      Ivivi Technologies, Inc.


                                      /s/ ALAN GALLANTAR, Individually






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